Exhibit 10.19

May 14, 2020

Mr. Mark Skonieczny

VIA Email: XXXXX

Dear Mark,

Welcome to REV Group, Inc. The purpose of this letter is to outline the conditional offer of employment to join REV Group, Inc. This offer is contingent upon the successful completion of a drug screen and background check.

Position: Chief Financial Officer

Supervisor: President, Chief Executive Officer

Location: Milwaukee, Wisconsin

Start Date: June 15, 2020 (tentative)

Compensation: This is a salaried exempt position that will pay $470,000 annually, less applicable taxes and deductions, payable in our regular payroll cycle, paid every two weeks.

FY2020 REV Management Incentive Plan: You will participate in the REV Management Incentive Plan (MIP) at the 75% of base salary target level for fiscal year 2020. The maximum payout available will be 200% of the target level, or 150% of base salary. Specific details of the plan will be provided after your start date. The REV MIP is subject to change by the Board of Directors at its discretion. Your participation in the REV MIP for fiscal year 2020 will be pro-rated based on your time in role.

Long Term Incentive Plan (LTIP): This position is currently eligible to participate in the REV Group’s long-term incentive plan (LTIP), or restricted stock plan. Eligibility and award amounts will be evaluated on an annual basis and must be approved by our board of directors.

You have been approved for an initial LTIP award at hire valued at $658,000. The share value will be calculated using a 30-day REV Group stock price average for the trading period immediately preceding your start date. An award agreement which details this award will be provided to you following your start date. This LTIP award will be made in restricted stock at a zero-dollar basis, which vest 25% per year over four years on December 31st of 2020, 2021, 2022, and 2023.

Follow on annual awards will be reviewed by the board of director in December of each year, starting in December 2020. At that time, you will also be eligible for an annual LTIP award equal to 140% of your annual base salary, or $658,000.

Benefits: This position is eligible for the full benefits package offered to REV Group employees. You will be eligible to participate in all employee benefits the first of the month following 60 days of employment.

•	Medical Insurance, Dental Insurance
•	Flexible Spending, Health Savings Account Program
•	Life Insurance, Short Term Disability
•	401k Retirement Plan

•	Vacation – 4-weeks
•	Holiday Pay - there are eight paid holidays
•	Employee Assistance Program
•	Employee Voluntary Benefits (Additional Life Insurance, Long Term Disability and Accident and Critical Illness Insurance)

You are eligible for the Executive Relocation Program which requires a signed agreement acknowledging the requirement for repayment, should you leave the company within a 24-month period. We anticipate a Corporate Relocation into the Milwaukee, Wisconsin area within six months.

We also have a non-qualified deferred compensation plan available to all highly compensated executives. It has no match but does provide a tax management vehicle to senior management.

This letter is not intended as an offer to a contract of employment for a specific term, but rather is a recitation of compensation and benefits of the offered employment. This letter supersedes any previous offer. Your employment, if you accept this offer, this will be “at-will.” At-will employment means that both you and the Company are free to terminate the employment relationship at any time, with or without cause of notice.

If you have any questions, please let us know. You may formally accept our offer subject to the conditions set forth by electronically accepting here.

We are looking forward to having you join our team and contribute to our continued success! Sincerely,

Christopher M. Daniels

Christopher M. Daniels

Chief Human Resources Officer REV Group, Inc.

I accept this offer of employment:

Name:	Mark A Skonieczny Jr

Signature:	Mark A Skonieczny Jr

Date:	5-18-20

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